GRANT THORNTON LLP
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ONE PRUDENTIAL PLAZA
130 E. RANDOLPH DRIVE
CHICAGO, IL 60601-6050
TEL: 312-856-0001
FAX: 312-861-1340


October 15, 1999

U.S. Securities and Exchange Commission
450 Fifth Street
Washington, DC 20549

Re: Carnegie International Corporation (File No. 0-8918)


Dear Sir or Madam:

The attached letter amends our letter dated October 11, 1999. Specifically the fourth paragraph on page 2 has been revised to read as follows:


     In addition, in February 1999 the Registrant signed a letter of intent to acquire a company for cash. The acquisition was consummated in April 1999. As previously mentioned, management represented to us in the April 22, 1999 letter that: "We have made available to you all requested agreements...". Subsequent to April 22, 1999, and prior to July 30, 1999, we asked management whether or not the consolidated financial statements fully and appropriately disclosed all of the acquisitions and dispositions (whether completed or pending) for which the Company was legally bound. Despite management's representation and our inquiries, we were not informed about this acquisition. We first learned of the acquisition in August 1999 while discussing another matter with the CEO.

In addition, the references to paragraph 17 in the fourth paragraph on page 5 have been changed to paragraph 21.

Very truly yours,
/s/GRANT THORNTON LLP
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cc: Edward Obstler
    D. Christopher Ohly